Exhibit 99.1

Contacts: Rajesh C. Shrotriya, M.D., CEO and President Spectrum Pharmaceuticals, Inc. (949) 743-9295	Anna Kazanchyan, M.D. Spectrum Pharmaceuticals, Inc. (949) 743-9215

Spectrum Pharmaceuticals Reports Second Quarter 2004
Financial Results and Presents Operational Highlights

—	Cash, cash equivalents and short-term investments of approximately $45 million as of June 30, 2004; net loss of $2.6 million for the quarter; 14 million shares outstanding

—	Four proprietary anti-cancer drug candidates currently in clinical development.

—	Three Abbreviated New Drug Applications (ANDAs) for generic drugs under active review by the FDA; with plans to file at least three additional ANDAs before the end of 2004

     IRVINE, Calif., August 16, 2004 – Spectrum Pharmaceuticals, Inc. (Nasdaq National Market: SPPI) today reported a net loss for the second quarter ended June 30, 2004 of approximately $2.6 million or $(0.20) per share, compared to a net loss of approximately $1.6 million, or $(1.27) per share, during the same period in 2003.

     For the second quarter, the approximately $1.0 million increase in net loss principally reflects (A) an increase of approximately $0.7 million in research and development expenses as a result of increased clinical trials activity for EOquin™ and elsamitrucin and the investigation and development of generic products, and (B) an increase of $0.3 million in general and administrative expenses, primarily due to (i) increased legal and professional fees incurred in complying with securities laws, including new Securities and Exchange Commission’s and Sarbanes-Oxley Act rules and regulations, and in advancing the Company’s generic business strategy, including evaluation of various alliances and opportunities, (ii) higher payroll expenses, and (iii) increased insurance costs.

     As of June 30, 2004, the Company had cash, cash equivalents and short-term investments of approximately $45 million and approximately 14 million shares of common stock outstanding.

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     In August 2004, the Company acquired rights to develop an additional anti-cancer drug candidate, D-63153, a fourth generation LHRH (Luteinizing Hormone Releasing Hormone, also known as GnRH or Gonadotropin Releasing Hormone) antagonist from Zentaris GmbH. The Company paid to Zentaris an upfront payment of approximately $1.2 million in cash and 251,896 shares of restricted (until December 31, 2005) common stock.

     “We continue to execute on our business strategy, “ stated Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc. “We recently achieved one of our stated goals for 2004 by licensing a phase 2 drug candidate, D-63153, a 4th generation LHRH antagonist that we believe has the potential to treat hormone-dependent cancers as well as benign, proliferative disorders. We also continued to advance development of other drug candidates in our proprietary oncology portfolio. For the remainder of 2004, we plan to complete enrollment in the ongoing phase 2 trial on EOquin in superficial bladder cancer, initiate one or more trials on D-63153, file at least three additional generic ANDAs, and hope to begin to generate revenue from the sale of our first generic drug, ciprofloxacin, if we receive FDA approval.”

Operational Highlights and Goals for the Remainder of 2004

Oncology product candidates

Satraplatin

•	Enrollment for the Phase 3 pivotal SPARC trial being conducted by GPC Biotech is proceeding as planned and is expected to complete by the end of 2005. Assuming positive data, GPC Biotech anticipates to begin rolling NDA submission in the next 6-12 months and to complete the NDA filing in 2006.

•	Plans include initiation by GPC Biotech within the next few months of a phase 1/2 trial of satraplatin in combination with simultaneous radiation therapy in advanced non-small cell lung cancer, expected to be followed by phase 1/2 trials in combination with Taxotere and with Taxol.

     EOquin™

•	In June 2004, we presented additional clinical data and long-term follow-up from the Phase 1 trial of EOquin™ at the British Association of Urological Surgeons Conference. Data demonstrated that EOquin™ was safe, with no systemic toxicity, was well tolerated at the dose level chosen for the phase 2 trials, and demonstrated initial evidence of anti-tumor activity against

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superficial bladder cancer. Eight of ten treated patients showed a complete response (complete disappearance of the tumor as confirmed by biopsy). All eight patients remain disease free — seven patients for over six months and three patients for over a year after treatment, with the longest follow-up approaching two years.

•	In April 2004, we initiated pre-clinical studies on potential utility of EOquin™ as adjunct to radiation therapy in certain cancers.

•	We expect completion of enrollment in Phase 2 trials of EOquin™ in superficial bladder cancer by the end of 2004.

Elsamitrucin

•	In April 2004, we launched an expanded Phase 2 trial of elsamitrucin in refractory non-Hodgkin’s lymphoma (NHL) to better define the appropriate patient population and NHL subtypes that are responsive to elsamitrucin.

•	In August 2004, we submitted initial positive results from ongoing phase 2 trial of elsamitrucin in refractory NHL to the American Society of Hematology Annual Meeting. Elsamitrucin continued to demonstrate early evidence of anti-tumor activity against refractory NHL and a favorable side effect profile with minimal toxicity.

•	We expect completion of enrollment in the ongoing Phase 2 trial of elsamitrucin in refractory NHL by the end of 2005.

D-63153

•	In August 2004, we entered into a license agreement with Zentaris GmbH, whereby we acquired an exclusive license to develop and commercialize in North America (including Canada and Mexico) and India, D-63153, a fourth generation LHRH (Luteinizing Hormone Releasing Hormone, also known as GnRH or Gonadotropin Releasing Hormone) antagonist. Zentaris received an upfront payment of cash and equity, and is eligible to receive payments upon achievement of certain development and regulatory milestones, in addition to royalties on potential net sales. Zentaris retains exclusive development and commercialization rights to the rest of world, but will share equally with Spectrum upfront and milestone payments, royalties or profits from potential sales, if any, in Japan. We believe that D-63153 has the potential to treat hormone-dependent cancers as well as benign, proliferative disorders (such as benign prostatic hypertrophy and endometriosis).

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•	We plan to expand the development of D-63153 by initiating trials in one or indications before the end of 2004. In addition, within the next six months we hope to file an investigational new drug application with the FDA to begin U.S. clinical trials.

Generic drug candidates

•	Three Abbreviated New Drug Applications (ANDAs) accepted and currently under active review by the FDA.

•	If FDA approval of the ANDA for ciprofloxacin is received as anticipated, revenues from ciprofloxacin sales expected to begin in the fourth quarter of 2004.

•	Planned filing of ANDAs with the FDA for at least three additional generic drugs during the remainder of 2004.

•	Subject to approval of the ANDAs by the FDA, we expect to derive revenue from sales of fluconazole and carboplatin beginning in 2005.

About Spectrum Pharmaceuticals

     Spectrum Pharmaceuticals is an oncology-focused pharmaceutical company engaged in the business of acquiring, developing and commercializing proprietary drug products which have a primary focus on the treatment of cancer and related disorders as well as generic drug products for various indications. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, and has been granted fast-track status by the United States Food and Drug Administration (FDA). Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. EOquin™, a phase 2 drug, is being studied in the treatment of superficial bladder cancer. D-63153, a phase 2 drug, is a 4th generation LHRH antagonist with the potential to treat hormone-dependent cancers as well as benign proliferative disorders, such as benign prostatic hypertrophy and endometriosis. In addition, the Company has filed with the FDA three Abbreviated New Drug Applications for the generic drugs ciprofloxacin, carboplatin and fluconazole. For additional information, including SEC filings, visit the Company’s web site at www.spectrumpharm.com.

Forward-looking statements
This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that

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could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the execution of our business strategy, the development and expansion of our drug candidates, the acquisition of new drug candidates, filing new ANDAs in 2004, our ability to obtain regulatory approval and the sale of our drug products, the plan to generate revenues in 2004 and 2005 from the sale of generic drugs, the plan by GPC Biotech to begin a rolling NDA submission in the next 6-12 months and to complete the NDA filing in 2006, the timing and success of our clinical trials, including the timing of initiation of additional clinical trials on D-63153 and satraplatin, completion of enrollment of our clinical trials, filing of an IND with the FDA for D-63153, the success of our drug candidates in their initial indications and other potential indications, including the success of D-63153 in the potential initial indications of hormone-dependent prostate cancer, benign prostatic hypertrophy and endometriosis and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA in a timely manner or at all, the possibility that initial results may not be indicative of future results, the possibility that the FDA may not accept our future ANDA and IND filings, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional oncology drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

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SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)

Summary Condensed Consolidated Statement of Operations (Unaudited)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2004	2003	2004	2003
Revenues	$73	$—	$73	$—

Operating expenses:
Research and development	1,317	623	2,174	1,483
General and administrative	1,329	1,018	2,617	1,844
Stock-based compensation	86	7	158	14

Total operating expenses	2,732	1,648	4,949	3,341

Loss from operations	(2,659)	(1,648)	(4,876)	(3,341)
Other income (expense), net	87	2	136	(2)

Net loss	$(2,572)	$(1,646)	$(4,740)	$(3,343)

Basic and diluted net loss per share	$(0.20)	$(1.27)	$(0.44)	$(1.88)

Basic and diluted weighted average common shares outstanding	12,766,551	3,117,384	11,035,297	3,013,636

Summary Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2004	2003
Cash, cash equivalents, marketable securities and short-term investments	$45,805	$26,351
Other current assets	371	413

Total current assets	46,176	26,764
Property and equipment, net and other assets	551	625

Total assets	$46,727	$27,389

Current liabilities	$3,128	$3,108
Long term liabilities and other	20	—
Stockholders’ equity	43,579	24,281

Total liabilities and stockholders’ equity	$46,727	$27,389